HEI Exhibit 19
HAWAIIAN ELECTRIC INDUSTRIES, INC. SECURITIES TRADING COMPLIANCE PROGRAM RE SECURITIES ACT OF 1933 AND
SECURITIES EXCHANGE ACT OF 1934

Amended: March 22, 2023

In order to take an active role in the prevention of insider trading violations by its officers, directors, employees and other related individuals, Hawaiian Electric Industries, Inc. (the "Company"), has adopted the following policies and procedures:

I.ADOPTION OF INSIDER TRADING POLICY

The Company has adopted the Insider Trading Policy attached as Exhibit A (the "Policy"), which prohibits trading in the Company's securities (HEI Common Stock, HECO preferred stock and HECO bonds) while in possession of material, nonpublic information regarding the Company ("Inside Information"). The Policy covers every director, officer and employee of HEI and each of its subsidiaries, as well as their spouses, minor children, adult family members sharing the same household and any other person over whom the officer, director or employee exercises substantial control over his, her or its securities trading decisions ("Family Members").

II.ADDENDUM TO INSIDER TRADING POLICY

Additional restrictions on trading HEI securities apply to directors, officers and certain designated employees and their Family Members, as well as any trust or other estate in which such individual has a substantial beneficial interest or as to which he or she serves as trustee or in a similar fiduciary capacity. These policies are set forth in the Addendum to the Policy, which HEI makes available to the directors, officers and designated employees who are subject to the additional restrictions.

III.APPOINTMENT OF COMPLIANCE OFFICER
The Company has appointed Kurt Murao, Executive Vice President, General Counsel, CAO and Corporate Secretary, as the Company's Securities Trading Compliance Officer (the "Compliance Officer").
IV.DUTIES OF COMPLIANCE OFFICER

The duties of the Compliance Officer shall include, but not be limited to, the following:

A.Considering all requests for preclearance of transactions involving HEI securities by those individuals listed on Exhibits A and B of the Addendum to the Policy in order to determine compliance with the Policy, the Addendum, Section 16 of the Exchange Act, and Rule 144 promulgated under the Securities Act of 1933, as amended.

B.Preparing and filing Section 16 reports (Forms 3, 4 and 5) for all Section 16 Individuals (as defined in the Addendum).

C.Serving as the designated recipient at the Company of copies of reports filed with the SEC by Section 16 Individuals.

D.Providing periodic reminders to all Section 16 Individuals regarding their obligations to report.

E.Performing periodic cross-checks of available materials, which may include Forms 3, 4 and 5, Form 144, officers and directors questionnaires, and reports received from the Company's stock transfer agent or the HEIRS record keepers, to monitor trading activity by officers, directors and others who have, or may have, access to material nonpublic information.

F.Circulating the Policy (and/or a summary thereof) to all directors and employees, on an annual basis; circulating the Addendum to all directors, officers and employees subject to the Addendum, on an annual basis; and providing the Policy, Addendum and other appropriate materials, as applicable, to new officers, directors and others who have, or may have, access to Inside Information.

G.Reporting to the HEI Board of Directors with respect to the implementation of the HEI Securities Trading Compliance Program.

V.Reporting of Violations

The Policy and the Addendum both state that if directors, officers or employees know or have reason to believe that the Company's policies with respect to insider trading have been or may be violated, they should bring the actual or potential violation to the attention of the Compliance Officer.

VI.Questions

The Policy and the Addendum both encourage anyone with questions to contact the Compliance Officer, Kurt Murao at 543-5884.

HAWAIIAN ELECTRIC INDUSTRIES, INC. INSIDER TRADING POLICY
Amended: March 6, 2020

General Statement of Policy: All directors, officers and employees are prohibited from buying and selling HEI securities, and advising ("tipping") others who may buy or sell HEI securities, when such persons are in possession of material, nonpublic information regarding the Company; provided, however, directors, officers and employees may purchase or sell HEI securities when in possession of material, nonpublic information regarding the Company if such purchase or sale is made pursuant to a Rule 10b5-1 Plan executed by the director, officer or employee when not in possession of material, nonpublic information regarding the Company.

To whom does this policy apply?
The restrictions set forth in this Policy apply to all officers, directors and employees of HEI and its operating subsidiaries, wherever located, and to their spouses, minor children, adult family members sharing the same household and any other person or entity over whom the officer, director or employee exercises substantial control over his, her or its securities trading decisions.
This Policy also applies to any trust or other estate in which an officer, director or employee has a substantial beneficial interest or as to which he or she serves as trustee or in a similar fiduciary capacity. Additional restrictions on trading HEI securities apply to directors, officers and certain designated employees. These policies are set forth in the Addendum to the Insider Trading Policy, which HEI makes available to everyone who is subject to these additional restrictions.

What is Material Information?
Trading in securities while in the possession of inside information is not a basis for liability unless the information is "material." "Material information" is defined as information, both positive and negative, for which there is a substantial likelihood that a reasonable investor would consider such information important in making his or her investment decisions, or information that likely would affect the price of a company's stock. Information can be material even if it relates to future, speculative or contingent events and even if it is significant only when considered in combination with publicly available information. It is important to remember that materiality will be judged with the benefit of hindsight, which is always 20/20.

As a practical matter, it is sometimes difficult to determine whether inside information is material. Although there is no precise, generally accepted definition of materiality, information is likely to be "material" if it relates to:

•Unpublished operating or financial results or forecasts, including earnings or sales results or forecasts
•Changes in dividend payments
•Public or private offerings of debt or common stock
•Significant writedowns and additions to reserves for bad debt
•Changes in analyst recommendations or debt ratings

•Expansion or curtailment of operations
•Proposals or agreements with major customers, or obtaining or losing important contracts
•Criminal charges or material civil litigation or government investigations
•Significant disputes with major suppliers or customers
•Major labor disputes including strikes or lockouts
•Mergers, acquisitions, tender offers, joint ventures or significant changes in assets
•Major changes in accounting methods, changes in auditors, or notification that the Company can no longer rely on an audit report
•Changes in control of the Company or extraordinary management developments
•Bankruptcy or insolvency
•Significant cybersecurity incident and/or data breach

"Inside" information could be material because of its expected effect on the price of HEI Common Stock, the stock of another company not related to HEI, or the stock of several such companies. Moreover, the resulting prohibition against the misuse of inside information includes not only restrictions on trading in HEI Common Stock, but restrictions on trading in the stock of such other companies affected by the inside information.

What is Nonpublic Information?
In order for information to qualify as "inside" information it must be "nonpublic." Information is considered to be nonpublic unless it has been adequately disclosed to the public, which means that the information must be publicly disseminated and sufficient time must have passed for the securities markets to digest the information.
It is important to note that information is not necessarily public merely because it has been discussed in the press, which will sometimes report rumors. You should assume that information is nonpublic, unless you can point to its official release by the Company, such as disclosure by filing of an SEC Form 10-Q, Form 10-K, Form 8-K or other report with the SEC or disclosure by press release to a national business and financial wire service (such as Dow Jones or Reuters), a national news service, or a national newspaper (such as The Wall Street Journal). The circulation of rumors or "talk on the street," even if accurate, widespread and reported in the media, does not constitute public disclosure. Similarly, only disclosing part of the information does not constitute public dissemination. So long as any material portion of the "inside" information has yet to be publicly disclosed, the information is deemed "nonpublic".
You may not attempt to "beat the market" by trading simultaneously with, or shortly after, the official release of material information. Although there is no fixed period for how long it takes the market to absorb information, out of prudence a person aware of material nonpublic information should refrain from any trading activity until the second trading day following its official release.

Notwithstanding these timing guidelines, it is illegal for you to trade while in possession of material nonpublic information, including situations in which you are aware of major developments that have not yet been publicly announced by the Company.

What Transactions Are Covered by this Policy?
Trading includes purchases and sales of stock, derivative securities such as put and call options and convertible debentures or preferred stock, and debt securities.

•HEIRS, ASB 401(k) Plan, and DRIP. The Company considers the scheduled purchase of shares under the Hawaiian Electric Industries Retirement Savings (“HEIRS”) Plan, the American Savings Bank 401(k) (ASB 401(k)) Plan, or Dividend Reinvestment and Stock Purchase Plan ("DRIP") to be exempt from the policy since the price does not vary with the market but is fixed by the terms of the option agreement in the case of stock options and the purchase of shares under HEIRS, ASB 401(k) and reinvestment of dividends or purchase of additional shares under DRIP is pursuant to a predetermined election. Periodic discretionary purchases under HEIRS, ASB 401(k), or DRIP during the calendar year are not exempt. Thus, the trading restrictions in this Policy do not apply to purchases of Company stock in HEIRS resulting from periodic contributions of money to the plan pursuant to payroll deduction elections. The trading restrictions do apply, however, to elections made under HEIRS and ASB 401(k) to (a) increase or decrease the percentage of periodic contributions that will be allocated to the Company stock fund, (b) make an intra-plan transfer of an existing account balance into or out of the Company stock fund, (c) borrow money against a plan account if the loan will result in a liquidation of some or all of a Company stock fund balance, and (d) pre-pay a plan loan if the pre-payment will result in allocation of loan proceeds to the Company stock fund.

•Stock Plans. The trading restrictions in this Policy do not apply to exercises of stock options where no Company common stock is sold in the market to fund the option exercise price or related taxes. The trading restrictions do apply, however, to sales of Company common stock received upon the exercise of options in which the proceeds are used to fund the option exercise price (i.e., a cashless exercise of options) or related taxes. In addition, the sale of any such shares (including sales in connection with "broker-assisted exercises" of stock options and stock appreciation rights) is not exempt and is therefore governed by the above restrictions. Likewise, at the time that shares of restricted stock vest and become unrestricted, this policy applies and such shares become governed by the above restrictions.

What is Tipping?
It is illegal and a violation of this policy to convey material nonpublic information to another ("tipping") if you know or have reason to believe that the person will misuse such information by trading in securities or passing such information to others who trade. This applies regardless of whether the "tippee" is related to the insider or is an entity, such as a trust or a corporation, and regardless of whether you receive any monetary benefit from the tippee.

Avoid Speculation; Pledging and Hedging Prohibited
Those subject to this Insider Trading Policy may not trade in options, warrants, puts and calls or similar instruments on Company securities or sell Company securities "short." In addition, you may not hold Company securities in margin accounts or pledge Company securities. Investing in Company securities provides an opportunity to share in the future growth of the Company.
Investment in the Company and sharing in the growth of the Company, however, does not mean short-range speculation based on fluctuations in the market. Such activities may put the personal gain of the director, officer or employee in conflict with the best interests of the Company and its shareholders. A cashless exercise of an option granted under a Company compensation plan is not considered a short sale, but, as noted above, such activity is considered a trade and is subject to the restrictions discussed in this Policy and other applicable Company policies.

In addition, those subject to this Insider Trading Policy may not engage (directly or indirectly) in hedging transactions, or otherwise engage in transactions that hedge or offset, or are designed to hedge or offset, any decrease in the market value of Company securities. Hedging transactions include (but are not limited to) collars, equity swaps[, exchange funds] and prepaid variable forward sale contracts. Hedging transactions may allow a director, officer or other employee to continue to own Company securities, but without the full risks and rewards of ownership. This may lead to the director, officer or other employee no longer having the same objectives as the Company’s other shareholders.

What should I do if a securities analyst, the media or someone else asks me questions regarding material nonpublic information?
The SEC’s Regulation FD prohibits the selective disclosure of material nonpublic information to securities market professionals and investors. Regulation FD requires that any disclosure of material nonpublic information must be made by simultaneous broad dissemination. Accordingly, the following procedures should be followed in handling inquiries from the media, stock exchanges, securities analysts and other outside parties regarding HEI.

Only those employees who have been specifically authorized to do so may answer questions about or disclose information concerning HEI. Only specifically designated spokespersons should deal with inquiries from the media, stock exchanges and others regarding rumors, unusual trading activity, acquisitions and other material information. The President and CEO will designate official spokespersons from time to time. Inquiries from the financial media (or NYSE) should be referred to the HEI Manager, Investor Relations; inquiries from the SEC should be referred to the President and CEO.

Those employees who interact with the media, analysts and the stock exchanges should refer any inquiries concerning material information to the spokesperson designated above. If such inquiries are made to directors, officers or employees of HEI (other than a designated spokesperson), the following response generally will be appropriate:

“As to these types of matters, the HEI spokesperson is the HEI Manager, Investor Relations or the President and CEO. If there is any comment, he or she would be the one to speak with.”
Care should be taken not to make statements such as, “there is or the company knows of no corporate development.” Even if HEI has no material non-public information at the time such a statement is made, by making such a statement, it may be undertaking an affirmative disclosure obligation if the facts change, and also may make reliance on a “no comment” policy considerably more difficult in the future.

What is a 10b5-1 trading plan?
Notwithstanding the prohibition against insider trading, Rule 10b5-1 and Company policy permit directors and employees to trade in Company securities regardless of their awareness of inside information if the transaction is made pursuant to a pre-arranged trading plan that was entered into when the director or employee was not in possession of material nonpublic information and complies with Rule 10b5-1 requirements. Company policy requires trading plans to be written.
An employee who wishes to enter into or amend a trading plan must submit the trading plan to the Company's Securities Trading Compliance Officer (HEI Vice President – Legal & Administration and Corporate Secretary) for approval prior to the adoption or amendment of the trading plan. Trading plans may not be adopted or amended when the employee is in possession of material nonpublic information about the Company. An employee may adopt, amend or replace his or her trading plan only during periods when trading is permitted in accordance with this Policy and only with the approval of the Company's Securities Trading Compliance Officer. Changes to the 10b5- 1 trading plan should be made on the basis of demonstrated need (e.g., termination of service). Questions regarding 10b5-1 trading plans should be addressed to the Company’s Securities Trading Compliance Officer.

What are the penalties for insider trading?
The consequences of an insider trading violation can be devastating, and can ruin both your professional and personal life. The SEC researches any suspicious trading, and does not care if you are trading 10,000 shares or 10 shares. NO EMPLOYEE IS EXEMPT FROM AN SEC INVESTIGATION AND PENALTIES! In addition, criminal cases may be brought by prosecutors, and non-criminal civil actions may be brought by private individuals. A person can be subject to some or all of the penalties below even if he or she does not personally benefit from the violation (i.e., if the violation only involved passing the information to someone else, called a "tippee").

Some of the possible penalties for individuals who trade on inside information include:

•jail sentences of up to 20 years
•return of profits
•fines for the person who committed the violation of up to $5,000,000 and civil penalties of up to three times the profit gained or loss avoided, whether or not the person actually benefited
•fines for the employer or other controlling person (anyone with power to influence or control the activities of another person), such as a supervisor, of up to the greater of $1,275,000 or three times the amount of the profit gained or loss avoided.

In addition, a violation of these insider trading restrictions can be expected to result in serious disciplinary action by the Company, which may include dismissal of the person involved.

Examples of possible insider trading violations.
When most people think of insider trading, names associated with Wall Street come to mind. However, anyone can be found guilty of insider trading. Following are five examples of conduct that would be considered insider trading:

•The HEI President holds a meeting of senior employees three weeks prior to the end of the quarter and presents slides showing that it will be a very profitable quarter. An employee in attendance at the meeting anticipates that the stock price will go up when the quarterly earnings are made public, and buys 50 shares prior to the public announcement. The employee then sells the 50 shares shortly after the public announcement of quarterly earnings and makes a profit. The insider trading violation occurred when the employee purchased the shares using nonpublic information. The violation would not have occurred if the employee had waited to purchase the shares until the third business day after the quarterly earnings had been made public.
•Your child is starting college and you need money for the tuition. You decide to sell 500 shares of stock that you acquired under the HEIRS 401-K Plan. Two weeks after you sell, the stock price drops because of very bad news about the Company. You were told about the bad news at a staff meeting before you sold your stock and before the information was publicly announced. The insider trading violation occurred when you sold stock at a time when you had material, nonpublic information, even though this was not the reason why you sold your shares. The SEC is not interested in why you sold your stock and will prosecute you because of what you knew at the time your sale took place. Your intention does not matter to the SEC.
•You mention to your brother-in-law at a family picnic that the Company is about to buy another large Hawaii company next month. Your brother-in-law purchases 100 shares of HEI stock before the purchase is publicly announced, and sells the shares for a big profit after the announcement. The insider trading violation occurred when your brother-in-law purchased the HEI shares based on nonpublic material information. The SEC will not only investigate your brother-in-law for his obvious insider trading violation, but can also fine you for up to three (3) times the profit made on his transaction. This is an example of a "tipper"/"tippee" violation.
•Through the course of your job, you discover that a large customer of the Company is about to declare bankruptcy, but it has not yet been announced to the public. You own 1,000 shares of this customer's stock which you immediately sell prior to the public announcement of the bankruptcy. After the bankruptcy the stock price of the other company falls drastically, but you avoided a loss by selling before the announcement. The insider trading violation occurred when you sold your stock in the customer's company based on material nonpublic information, and, among other penalties, you can be fined up to three (3) times the loss avoided. The obligation to not engage in insider trading extends to any material nonpublic information you may learn about any publicly traded company.
•You are an Engineer in the Transmission and Distribution Planning Department and are considering retiring. You were not specifically informed that there was a cybersecurity incident impacting the power grid, but you were made aware of enough information to infer that a significant incident occurred. You realize your 401(k) is heavily invested in company stock, and you become concerned of the adverse effect this would have on your retirement portfolio once the announcement of the cyber incident is made. You immediately contact Fidelity to re-allocate your 401(k) investments to decrease your percentage of contributions that is allocated to the Company stock fund. Although you learned of the incident through indirect means, you were in possession of material non- public information prior to the announcement of the cybersecurity incident. The insider trading violation occurred when you re-allocated your 401(k) investments prior to the public announcement of the significant cybersecurity incident.

How can I protect material nonpublic information?
Material nonpublic information (and all other HEI confidential information) should be communicated only to those people who need to know it for a legitimate business purpose and who are authorized to receive the information in connection with their employment responsibilities.

The following practices should be followed to help prevent the misuse of material nonpublic information and other types of confidential information:

•Avoid discussing or even speculating about confidential matters in places where you may be overheard by people who do not have a valid need to know the information. Do not discuss confidential information with relatives or social acquaintances.

•Always put confidential documents away when not in use. Do not leave documents containing confidential information where they may be seen by persons who do not have a need to know the content of the documents.

•Do not share your computer user ID and passwords with any other person. Password- protect your computers, lock access to it when left unattended and log off when they are not in use. Use power-on passwords for laptops, personal digital assistant (PDA), smartphones and other mobile devices. Consider encryption to secure sensitive files.
•Comply with the specific terms of any confidentiality agreements of which you are aware.

What if I have any questions about insider trading restrictions or am aware of a suspected violation?
You should avoid even the appearance of impropriety with respect to trading in HEI stock or the securities of any of the companies with whom HEI or its subsidiaries does business. When there is any question as to a potential application of insider trading laws, this policy or any other restrictions on insider trading or if you know of a suspected violation of these laws or this policy, please consult the Company's Securities Trading Compliance Officer. Consulting your colleagues can have the effect of making the problem worse.

Policy Tracking Information
A.Office of Record. HEI EVP General Counsel, Chief Administrative Officer and Corporate Secretary

B.Date of Initial Adoption; Effective Date; Supersedes
1.July 18, 1995 - initial adoption
2.March 6, 2020 – effective date
3.October 31, 2018 - supersedes

C.Necessary Reviews and Approvals.
1.HEI EVP General Counsel, Chief Administrative Officer and Corporate Secretary
2.HEI President and CEO
3.HEI Nominating and Corporate Governance Committee (recommend approval)
4.HEI Board (approval required)

D.Name of Person Who Last Updated This Policy. Sean Clark, Associate General Counsel

Addendum to Insider Trading Policy

HAWAIIAN ELECTRIC INDUSTRIES, INC. ADDENDUM TO POLICY ON
INSIDER TRADING

Amended: March 22, 2023

The Insider Trading Policy of Hawaiian Electric Industries, Inc. (the "Company"), and applicable law, prohibit trading in the Company's securities (HEI Common Stock, HECO preferred stock and HECO bonds) while in possession of material, nonpublic information regarding the Company ("Inside Information"). The Insider Trading Policy covers every director, officer and employee of HEI and each of its subsidiaries, as well as their spouses, minor children, adult family members sharing the same household and any other person over whom the officer, director or employee exercises substantial control over his, her or its securities trading decisions. In order to take an active role in the prevention of insider trading violations by its officers, directors, and certain designated employees who have access to material nonpublic information about the Company, the Company has adopted the following policies and procedures as an Addendum to its Insider Trading Policy. This Addendum supplements the Insider Trading Policy. As discussed below, this Addendum requires preclearance of trades by those subject to it, and permits trades only during specified window periods. This Addendum also discusses obligations for certain individuals to comply with Rule 144 and Section 16. Please read this Addendum carefully.

I.DESIGNATION OF INDIVIDUALS COVERED BY THE ADDENDUM

A.Section 16 Individuals

The Company has determined that those persons listed on Exhibit A are the directors and officers who are subject to the reporting and liability provisions of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder ("Section 16 Individuals"). Exhibit A will be amended from time to time as appropriate to reflect the election or appointment of new directors or officers, any change in function of current officers and the resignation or departure of current directors or officers.
B.Directors and Insider Employees

The Company has determined that those employees and other persons listed on Exhibit B are subject to this Addendum because the Company believes that, in the normal course of their duties, such persons have, or are likely to have, access to Inside Information. Exhibit B may be amended from time to time. Certain persons not listed on Exhibit B may have access to Inside Information for a period of time. During such period, such persons will also be subject to this Addendum.

C.Family Members, Trusts

This Addendum also applies to the spouse, minor children, and adult family members sharing the same household of anyone identified on Exhibit A or B, and it applies to any other person over whom an individual on Exhibit A or B exercises substantial control over his, her or its security trading decisions. This Addendum will refer to any of the above as "Family Members." This Addendum also applies to any investments in Company securities by a trust or other estate in which an individual listed on Exhibit A or B has a substantial beneficial interest or as to which he or she serves as trustee or in a similar fiduciary capacity.

II.INSIDER TRADING RESTRICTIONS

Since those directors and employees listed on Exhibits A and B have, or are likely to have, access to Inside Information, the following guidelines are established for those individuals subject to this Addendum:

A.Preclearance of Trades

The Company has determined that the directors, officers and employees listed on Exhibits A and B, and any other persons designated by HEI’s Securities Trading Compliance Officer as being subject to the Company’s preclearance procedures (together with their Family Members, trusts and persons whose transactions are attributable to them), may not engage in any transaction in Company securities (including a stock plan transaction such as an option exercise, a gift, a loan or pledge or hedge, a contribution to a trust, or any transfer) without first complying with the Company's preclearance process. Notwithstanding the foregoing, preclearance is not required for transactions:

1.made pursuant to a prearranged Rule 10b5-1 Trading Plan adopted in accordance with the requirements of the Insider Trading Policy;
2.that are recurring payroll deductions into HEIRS 401-K HEI stock fund or ASB 401(k) Plan (initial payroll deduction, changes or cancellations require preclearance);
3.for DRIP purchases made on an automatic recurring ACH debit or payroll deduction (initial payroll deduction, changes or cancellations require preclearance); and/or
4.made pursuant to the stock option plan such as dividend equivalent rights that are not subject to the restrictions of the Insider Trading Policy.

A request for preclearance should be submitted to the Company’s Securities Trading Compliance Officer at least two business days prior to commencing any trade in the Company's securities. You must obtain the approval of the Securities Trading Compliance Officer prior to proceeding with the transaction. The Securities Trading Compliance Officer shall approve the transaction unless he or she reasonably believes the transaction could be in violation of the law or this Program. After receiving permission to engage in a trade, you should either complete the trade within a reasonable period of time, or make a new trading request, but in no event consummate the trade during a blackout period or when you possess material nonpublic information. If clearance is denied, the fact of such denial must be kept confidential by the person requesting preclearance.

Each person subject to this preclearance procedure should ensure that his or her broker is aware of his or her status as an insider of the Company and understands the Company’s preclearance process and need for immediate information concerning the details of any transaction involving the Company’s securities. Such person should also provide the Company with the contact information of the broker who will be handling his or her HEI stock transactions.

B.Trading HEIRS HEI Common Stock Fund or ASB 401(k) Plan HEI Common Stock Fund

Employees subject to restricted trading of HEI Common Stock are required to obtain preclearance authorization for trade requests that involve HEI Common Stock Fund under HEIRS and the ASB 401(k) Plan. These requests include transactions involving a transfer, exchange, partial voluntary withdrawal, hardship withdrawal or loan.

Before placing a trade request, you must contact the HEI Securities Trading Compliance Officer or a designated representative from the HEI General Counsel’s office to confirm the open trading window and to authorize the trade request.

C.Blackout Period and Trading Window

1.Blackout Period. The Company prohibits those directors, officers and employees listed on Exhibits A and B and their Family Members and trusts from trading in Company securities during certain periods of each fiscal quarter. The "blackout" for such stock trades begins on the sixteenth day of the last month of each quarter and ends on the second business day after the Company releases information to the public about the prior quarter's financial results. The Company may also implement a blackout on trading at any other time because of information known to the Company and not yet disclosed to the general public. This type of event-specific blackout may apply to all insiders, or a sub-group of individuals. Anyone made aware of an event-specific blackout should not disclose the existence of the blackout to any other person.

2.Trading Window. The individual or entity subject to this Addendum can trade the Company's Common Stock only during the period beginning on the second business day after public disclosure of the Company's quarterly or annual financial results and continuing until the blackout period begins (the sixteenth day of the last month of each quarter).

3.Termination of Service. Directors, officers and employees listed on Exhibits A and B who leave employment of the Company or cease to serve as a director will be subject to these rules concerning blackout periods and trading windows until the second business day after the release of the next 10-Q or 10-K by the Company after the individual's service has terminated, or three months after service has terminated, whichever is later. In addition, if at any time

(including after the date specified by the immediately preceding sentence) the director, officer or employee listed on Exhibits A or B wishes to trade in Company securities and otherwise believes that he or she may possess material nonpublic information (for example, in the event that such individual terminates service while the Company has implemented a special blackout on trading because of information known to the Company and not yet disclosed to the general public), he or she should consult with the Securities Trading Compliance Officer.

Each individual has the personal responsibility of complying with the Insider Trading Policy, regardless of whether the Company has implemented a blackout period or a trading window. You may not trade in Company securities even during a Trading Window if you possess material, nonpublic information about the Company. Good judgment should always be exercised in connection with any trade in the Company's securities. Any questions relating to a proposed stock transaction should be directed to the Securities Trading Compliance Officer.

D.Short Sales

No individual or entity subject to this Addendum may sell Company stock that is not owned by such person at the time of the sale (a "short sale"). Also, no such person may buy or sell puts or calls with respect to the Company's stock.

E.Margin Accounts/Pledges

No individual or entity subject to this Addendum may hold shares of the Company’s stock in a margin brokerage account or pledge the Company’s stock as security in any transaction.

III.ADDITIONAL RESPONSIBILITIES OF AFFILIATES AND SECTION 16 INDIVIDUALS UNDER FEDERAL SECURITIES LAWS

A.Rule 144
Under the U.S. securities laws, HEI's affiliates (which are interpreted to include all directors and officers listed on Exhibit A) must comply with Rule 144 whenever they sell shares of HEI securities (including preferred stock and bonds). Generally, there are four requirements that must be met in order to sell shares under Rule 144. These requirements are:
1.Current public information about the Company must be available to the public (you may assume this is the case unless you are informed otherwise);

2.The amount of stock affiliates may sell during any 3-month period may not exceed 1% of the Company's outstanding shares as indicated in the most recent report published by the Company, or the average weekly trading volume for the 4 calendar weeks preceding the filing of Form 144;

3.Stock may only be sold in unsolicited broker transactions on the open market at the prevailing market price for no more than the usual and customary brokerage commission;

4.A Form 144 must be filed with the SEC before or concurrently with the placing of the sell order with the broker. No form need be filed if the number of shares of stock to be sold during any three-month period does not exceed 5,000 shares or the value of the stock does not exceed $50,000.00. A new Form 144 must be filed if the officer or director does not sell all the securities covered by the original notice within three months after its filing, and the officer or director wishes to commence further sales.

In addition, to prevent any delays in filing due to illness or unexpected unavailability, officers and directors subject to Rule 144 are required to execute limited powers of attorney for the Form 144.

Note that, under Rule 144, any securities of the Company acquired directly or indirectly from the Company in a transaction that was not registered with the SEC under the Securities Act (restricted securities) must be held for at least six months prior to reselling such securities. There is no statutory minimum holding period for securities which were registered under the Securities Act or acquired in an open-market transaction.

B.Section 16

Section 16(b) of the Securities Exchange Act is intended to prevent the unfair use of Inside Information by directors and certain officers. Section 16(b) provides that any profit realized by a Section 16 insider (those officers and directors listed on Exhibit A) on a "short- swing" transaction (i.e. purchase and sale or sale and purchase within a period of less than six months, unless there is an applicable exemption for either transaction) is recoverable by the Company. Under Section 16, securities considered by the SEC to be beneficially owned by a Section 16 Individual include securities held in the name of a spouse or minor children, or by a relative living in the same household.

Section 16 is enforced through the reporting provisions of Section 16(a), which requires Section 16 Individuals to report their transactions in the Company's stock to the SEC and stock exchanges. Timely filing of Section 16(a) reports is crucial. The Company must identify in its proxy statement and Form 10-K those persons who failed to file reports or who filed delinquent reports in the previous year. Section 16 Individuals may also be subject to substantial monetary penalties for missing Section 16(a) filing deadlines. Required Section 16(a) reports are:

1.Form 3 -- to be filed within 10 days of the time an individual becomes a director or a Section 16 officer of the Company, even if the individual is not an owner of the Company's securities at that time;

2.Form 4 -- to be filed by the end of the second business day after a director's or Section 16 officer's beneficial ownership changes due to non-exempt transactions (i.e. open market sales or purchases);

3.Form 5 -- to be filed within 45 days of the end of the fiscal year for exempt transactions which occurred during the year or to report all transactions which should have been reported on Forms 3 or 4 which were not properly filed during the year.

In addition to preclearance of any trades, persons subject to Section 16 are required to immediately report to the HEI Securities Trading Compliance Officer any transactions in HEI securities by such person or any Family Member or trust in order to allow for timely filing of the Form 4. The report should include the date of the transaction, quantity, price, and broker through which the transaction was effected. This reporting requirement may be satisfied by sending (or having the broker send) duplicate confirmation of trades to the HEI Securities Trading Compliance Officer if such information is promptly received.

The foregoing reporting requirement is designed to enable the Company to help Section 16 Individuals to comply with their reporting obligations. Each officer and director, however, and not the Company, is personally responsible for ensuring that his or her transactions do not give rise to "short- swing" liability under Section 16 and for filing timely and accurate reports of transactions with the Securities and Exchange Commission as required.

Rule 16b-3 under the Exchange Act provides exemptions for reporting of certain employee benefit plan events on Forms 4 and 5, and including certain routine non-volitional transactions under tax-conditioned thrift, stock purchase and excess benefit plans. The vesting of most stock options, restricted stock and stock appreciation rights is also not subject to the reporting requirements.

After a person subject to Section 16 leaves employment of the Company or ceases to serve as a director, transactions in HEI securities by such person remain matchable for purposes of the short-swing profit recovery rules for six months following the last opposite way matchable transaction effected by the person while still in service with the Company.

In order to prevent any delays in filing due to illness or unexpected unavailability, Section 16 Individuals must execute limited powers of attorney for the Form 4.

IV.Reporting of Violations
If you know or have reason to believe that the Company's Insider Trading Policy or the special trading procedures described above have been or may be violated, you should bring the actual or potential violation to the attention of the Securities Trading Compliance Officer.

V.Questions

The federal securities laws are very complicated and the above information is just a summary of the laws which may be applicable to you. If you have any questions regarding the

Company's Insider Trading Policy or this Addendum, you should contact the HEI Securities Trading Compliance Officer, Kurt Murao at 543-5884 or Sean Clark at 543-5873 .

VI.Acknowledgement

All directors, officers and other employees subject to the procedures set forth in this Addendum must acknowledge their understanding of, and intent to comply with, the Company's Insider Trading Policy and this Addendum in the form attached to this Addendum.